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                                                                     EXHIBIT 2.2


                                  AMENDMENT TO

                             PLAN OF REORGANIZATION

         THIS AMENDMENT TO PLAN OF REORGANIZATION (the "Amendment") is made and entered into as of July 1, 2002 by and between MOUNTAIN NATIONAL BANK (the "Bank"), a national bank organized under federal law, and MOUNTAIN NATIONAL BANCSHARES, INC. (the "Company"), a Tennessee corporation.

                                  WITNESSETH:

         WHEREAS, the parties hereto have entered into that certain Plan of Reorganization dated March 28, 2002 (the "Agreement") whereby the Bank will reorganize into a holding company structure through a share exchange (the "Reorganization");

         WHEREAS, the first paragraph of Section 2 of the Agreement provides that the effective date of the Reorganization will be the date on which the Tennessee Secretary of State accepts Articles of Exchange for filing on an informational basis;

         WHEREAS, Tennessee law does not require that Articles of Exchange be filed in connection with the Reorganization;

         WHEREAS, the parties desire to amend the first paragraph of Section 2 of the Agreement to delete the requirement that Articles of Exchange be filed with the Tennessee Secretary of State and clarify that the effective date of the Reorganization will be the date set forth in a certifying letter issued by the Office of the Comptroller of the Currency;

         NOW, THEREFORE, in consideration of the premises, mutual covenants and agreements herein contained, the parties hereto agree as follows:

         1. The first paragraph of Section 2 of the Agreement shall be deleted in its entirety and replaced with a new paragraph that reads as follows:

                  "The reorganization of the Bank into a holding
                  company structure by virtue of the share exchange
                  described in this Agreement shall be effective as of
                  the date (the "Effective Date of this Agreement") to
                  be determined by the Bank after all conditions
                  precedent to the Reorganization set forth in Section
                  9 have been satisfied. The Effective Date of the Reorganization shall be the date set forth in a certifying letter issued by the Office of the
                  Comptroller of the Currency."
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         2.       All other provisions of the Agreement shall remain in full force and effect.

         IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed by their duly authorized officers and their bank and corporate seals to be affixed hereto all as of the day and year first above written.

                                             MOUNTAIN NATIONAL BANK



[BANK SEAL]                                  By: /s/ Dwight B. Grizzell
                                                 ---------------------------
                                                     Dwight B. Grizzell
                                                     President
ATTEST: /s/ Bev Brosch



Bev Brosch
Secretary



                                             MOUNTAIN NATIONAL
                                              BANCSHARES, INC.



[CORPORATE SEAL]                             By: /s/ Dwight B. Grizzell
                                                 ---------------------------
                                                 Dwight B. Grizzell
                                                 President
ATTEST: /s/ Bev Brosch



Bev Brosch
Secretary